Exhibit 99.1

Energy Focus, Inc. Reports First Quarter 2022 Financial Results

Conference Call to be Held Today at 11 a.m. ET

SOLON, Ohio, May 12, 2022 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in sustainable, energy-efficient lighting and controls systems and ultraviolet-c light disinfection (“UVCD”) products for the commercial, military maritime and consumer markets, today announced financial results for its first quarter ended March 31, 2022.
First Quarter 2022 Financial Highlights:

•Net sales of $2.1 million, decreased 21.8% compared to the first quarter of 2021, reflecting a $0.8 million, or 46.2% decrease in military sales, offset slightly by a $0.2 million, or 24.2% increase in commercial sales, year-over-year. As compared to the fourth quarter of 2021, net sales decreased by 14.3%, primarily reflecting a $0.3 million decrease in military sales. Sequentially, commercial sales were flat.
•Negative gross profit margin of (1.3)% down from gross profit margin of 21.0% in the first quarter of 2021, and 7.9% in the fourth quarter of 2021, primarily due to lower sales providing less leverage of fixed costs, and lower variable margins, mainly attributable to increased inbound freight costs and inventory management.
•Loss from operations of $2.7 million, compared to a loss from operations of $2.3 million in the first quarter of 2021 and to a loss from operations of $2.4 million in the fourth quarter of 2021.
•Net loss of $2.8 million, or $(0.44) per basic and diluted share of common stock, compared to a net loss of $1.6 million, or $(0.45) per basic and diluted share of common stock, in the first quarter of 2021. Sequentially, the net loss increased by $0.2 million compared to net loss of $2.6 million, or $(0.50) per basic and diluted share of common stock in the fourth quarter of 2021.
•Cash of $0.2 million, included in total availability (as defined under “Non-GAAP Measures” below) of $1.1 million, each as of March 31, 2022, as compared to cash of $2.7 million and total availability of $4.4 million as of December 31, 2021.
•On April 21, 2022, an unsecured bridge financing generated $1.8 million in net liquidity after discounts and transaction expenses.
Stephen Socolof, Chairman and Interim Chief Executive Officer, commented, “Despite the first quarter results, we believe our progress in the first quarter of our value-added new products combined with our focus on value-engineering and supply chain management initiatives will position us for revenue and margin improvements in the second half of 2022. Our enhanced ‘white light’ offerings, including our refreshed RedCap® solution, are moving toward launch. We expect contribution from these solutions beginning in the second half of the year. In addition, our patented EnFocus™ powerline control system products are expected to begin contributing to our revenue in the second quarter and become a more meaningful contributor in the second half of the year.”
Mr. Socolof added, “The value-engineering and supply chain management initiatives are expected to reduce our cost of goods and make us more competitive, and we are instituting new freight shipping techniques with the goal of cutting freight costs in half over the next few months. We recently signed a new lease, significantly reducing our primary square footage and annual rent costs by approximately $415,000 to $425,000 beginning in July. Our SG&A expenses declined year-over-year, and remained relatively flat sequentially when compared to the fourth quarter, demonstrating our rigor in expense management. We anticipate a reduction in our cash burn in the second quarter as sales improve, with more meaningful decreases in the second half of the year.”
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

First Quarter 2022 Financial Results:
Net sales were $2.1 million for the first quarter of 2022, compared to $2.6 million in the first quarter of 2021, a decrease of $576.0 thousand, or 21.8%. Net sales from commercial products were approximately $1.1 million, or 55.0% of total net sales, for the first quarter of 2022, as compared to $0.9 million, or 34.6% of total net sales, in the first quarter of 2021, reflecting the volatility of sales to large institutional customers. Net sales from military maritime products were approximately $0.9 million, or 45.0% of total net sales, for the first quarter of 2022, compared to $1.7 million, or 65.4% of total net sales, in the first quarter of 2021, primarily due to delayed timing of orders and project funding. Sequentially, net sales were down 14.3% compared to $2.4 million in the fourth quarter of 2021, reflecting primarily a decrease in military maritime orders.
Negative gross profit margin was $(26.0) thousand, or (1.3)% of net sales, for the first quarter of 2022. This compares with gross profit of $0.6 million, or 21.0% of net sales, in the first quarter of 2021. Sequentially, this compares with gross profit of $0.2 million, or 7.9% of net sales, in the fourth quarter of 2021. The year-over-year decrease in gross margin rate was driven by lower sales dollars resulting in less leverage of our fixed cost portion of cost of goods sold, in combination with a negative product mix impact due to product substitution and lower mix of military sales. The decrease in gross margin consists of a variable component of approximately $0.5 million, or 15.4% decrease to gross margin rate period over period, as well as a slightly negative fixed cost component of negligible dollar impact or a 6.8% decrease in margin rate period over period. Gross margin for the first quarter of 2022 included unfavorable freight-in variances of $0.2 million, or 7.8% of net sales, unfavorable inventory reserves of $0.1 million, or 6.2% of net sales, and unfavorable price and usage variances for material and labor of $0.1 million, or 4.5% of net sales.
Adjusted gross margin, as defined under “Non-GAAP Measures” below, was 5.0% for the first quarter of 2022, compared to 24.3% in the first quarter of 2021, primarily driven by low sales in the first quarter of 2022 resulting in less leverage of our fixed cost portion of cost of goods sold, in combination with a negative product mix impact during the first quarter of 2022 as compared to the first quarter of 2021. Sequentially, this compares to adjusted gross margin of 14.7% in the fourth quarter of 2021. The decrease from the fourth quarter of 2021 was primarily driven by lower sales in the first quarter of 2022 as well as lower variable margins during the first quarter of 2022.
Operating loss was $2.7 million for the first quarter of 2022, compared to an operating loss of $2.3 million in the first quarter of 2021. Sequentially, this compares to an operating loss of $2.4 million in the fourth quarter of 2021. Net loss was $2.8 million, or $(0.44) per basic and diluted share of common stock, for the first quarter of 2022, compared with a net loss of $1.6 million, or $(0.45) per basic and diluted share of common stock, in the first quarter of 2021. Sequentially, this compares with a net loss of $2.6 million, or $(0.50) per basic and diluted share of common stock, in the fourth quarter of 2021.
Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $2.6 million for the first quarter of 2022, compared with a loss of $2.0 million in the first quarter of 2021 and a loss of $2.2 million in the fourth quarter of 2021. The increased adjusted EBITDA loss in the first quarter of 2022, as compared to the first quarter of 2021, was primarily due to the gross margin reductions from lower sales.
Cash was $0.2 million as of March 31, 2022. This compares with cash of $2.7 million as of December 31, 2021. As noted above, the Company added an additional $1.8 million of net liquidity in April 2022 in connection with a new unsecured bridge financing. As of March 31, 2022, the Company had total availability, as defined under “Non-GAAP Measures” below, of $1.1 million, which consisted of $0.2 million of cash and $0.9 million of additional borrowing availability under its credit facilities. This compares to total availability of $1.2 million as of March 31, 2021 and total availability of $4.4 million as of December 31, 2021. Our net inventory balance of $7.4 million as of March 31, 2022, decreased $0.5 million from our net inventory balance as of December 31, 2021. This decrease primarily relates to the timing of sales and inventory receipts during the first quarter of 2022.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Earnings Conference Call:
The Company will host a conference call and webcast today, May 12, 2022, at 11 a.m. ET to discuss the first quarter 2022 results, followed by a Q & A session.
You can access the live conference call by dialing the following phone numbers:
•Toll free 1-877-451-6152 or
•International 1-201-389-0879
•Conference ID# 13729243
The conference call will be simultaneously webcast. To listen to the webcast, log onto it at: https://services.choruscall.com/mediaframe/webcast.html?webcastid=Sps65iJv. The webcast will be available at this link through May 27, 2022. Financial information presented on the call, including this earnings press release, will be available on the investors section of Energy Focus’ website, investors.energyfocus.com.
About Energy Focus
Energy Focus is an industry-leading innovator of sustainable light-emitting diode (“LED”) lighting and lighting control technologies and solutions, as well as UV-C Disinfection technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products and controls that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. Our EnFocus™ lighting control platform enables existing and new buildings to provide quality, convenient and affordable, dimmable and color-tunable, circadian and human-centric lighting capabilities. In addition, our patent-pending UVCD technologies and products aim to provide effective, reliable and affordable UVCD solutions for buildings, facilities and homes. Energy Focus’ customers include U.S. and U.S. ally navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Since 2007, Energy Focus has installed approximately 900,000 lighting products across the U.S. Navy fleet, including tubular LEDs, waterline security lights, explosion-proof globes and berth lights, saving more than five million gallons of fuel and 300,000 man-hours in lighting maintenance annually. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Forward-Looking Statements:
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures, and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made in light of the information currently available to us, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) instability in the U.S. and global economies and business interruptions experienced by us, our customers and our suppliers as a result of the COVID-19 pandemic and related impacts on travel, trade and business operations; (ii) the competitiveness and market acceptance of our LED lighting, control and UVCD technologies, services and products; (iii) our ability to compete effectively against companies with lower prices or cost structures, greater resources, or more rapid development capabilities, and new competitors in our target markets; (iv) our ability to extend our product portfolio into new end markets, including consumer products; (v) our ability to realize the expected novelty, effectiveness, affordability and availability of our UVCD products and their appeal compared to other competing products; (vi) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (vii) the timing of large customer orders, significant expenses and fluctuations between demand and capacity as we invest in growth opportunities; (viii) our ability to successfully scale our network of sales representatives, agents, distributors and other channel partners to compete with the sales reach of larger, established competitors; (ix) our ability to implement plans to increase sales and control expenses; (x) our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (xi) our ability to add new customers to reduce customer concentration; (xii) our need for and ability to obtain additional financing in the near term, on acceptable terms or at all, to continue our operations; (xiii) our ability to refinance or extend maturing debt on acceptable terms or at all; (xiv) our ability to continue as a going concern for a reasonable period of time; (xv) our ability to attract and retain a new chief executive officer (“Chief Executive Officer”) and a new chief financial officer (“Chief Financial Officer”); (xvi) our ability to attract, develop and retain qualified personnel, and to do so in a timely manner; (xvii) our reliance on a limited number of third-party suppliers and research and development partners, our ability to manage third-party product development and obtain critical components and finished products from such suppliers on acceptable terms and of acceptable quality despite ongoing global supply chain challenges, and the impact of our fluctuating demand on the stability of such suppliers; (xviii) our ability to timely, efficiently and cost-effectively transport products from our third-party suppliers by ocean marine and other logistics channels despite global supply chain and logistics disruptions; (xix) the impact of any type of legal inquiry, claim or dispute; (xx) the inflationary or deflationary general economic conditions in the United States and in other markets in which we operate or secure products, which could affect our ability to obtain raw materials, component parts, freight, energy, labor, and sourced finished goods in a timely and cost-effective manner; (xxi) our dependence on military maritime customers and on the levels and timing of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets; (xxii) business interruptions resulting from geopolitical actions, including war and terrorism, natural disasters, including earthquakes, typhoons, floods and fires, or from health epidemics, or pandemics or other contagious outbreaks; (xxiii) our ability to respond to new lighting and air disinfection technologies and market trends; (xxiv) our ability to fulfill our warranty obligations with safe and reliable products; (xxv) any delays we may encounter in making new products available or fulfilling customer specifications; (xxvi) any flaws or defects in our products or in the manner in which they
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

are used or installed; (xxvii) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims made by others; (xxviii) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xxix) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other potential barriers to international trade; (xxx) our ability to maintain effective internal controls and otherwise comply with our obligations as a public company; and (xxxi) our ability to maintain compliance with the continued listing standards of The Nasdaq Stock Market. For additional factors that could cause our actual results to differ materially from the forward-looking statements, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
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Investor Contact:
Brett Maas
(646) 536-7331
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash	$225	$2,682
Trade accounts receivable, less allowances of $5 and $14, respectively	1,330	1,240
Inventories, net	7,367	7,866
Short-term deposits	701	712
Prepaid and other current assets	909	924
Total current assets	10,532	13,424

Property and equipment, net	631	675
Operating lease, right-of-use asset	1,386	292
Total assets	$12,549	$14,391

LIABILITIES
Current liabilities:
Accounts payable	$2,230	$2,235
Accrued liabilities	317	265
Accrued legal and professional fees	69	104
Accrued payroll and related benefits	477	718
Accrued sales commissions	71	57
Accrued warranty reserve	265	295
Deferred revenue	—	268
Operating lease liabilities	237	325
Finance lease liabilities	—	1
Streeterville - 2021 note, net of discount and loan origination fees	1,161	1,719
Credit line borrowings, net of loan origination fees	3,109	2,169
Total current liabilities	7,936	8,156

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32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2022	December 31, 2021
	(Unaudited)
Operating lease liabilities, net of current portion	1,181	26
Total liabilities	9,117	8,182

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 5,000,000 shares (3,300,000 shares designated as Series A Convertible Preferred Stock) at March 31, 2022 and December 31, 2021
Issued and outstanding: 876,447 at March 31, 2022 and December 31, 2021	—	—
Common stock, par value $0.0001 per share:
Authorized: 50,000,000 shares at March 31, 2022 and December 31, 2021
Issued and outstanding: 6,453,777 at March 31, 2022 and 6,368,549 at December 31, 2021	—	—
Additional paid-in capital	144,997	144,953
Accumulated other comprehensive loss	(3)	(3)
Accumulated deficit	(141,562)	(138,741)
Total stockholders' equity	3,432	6,209
Total liabilities and stockholders' equity	$12,549	$14,391
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net sales	$2,061	$2,405	$2,637
Cost of sales	2,087	2,216	2,084
Gross (loss) profit	(26)	189	553

Operating expenses:
Product development	503	464	653
Selling, general, and administrative	2,127	2,081	2,218
Restructuring recovery	—	—	(19)
Total operating expenses	2,630	2,545	2,852
Loss from operations	(2,656)	(2,356)	(2,299)

Other expenses (income):
Interest expense	184	272	127
Gain on forgiveness of PPP loan	—	—	(801)
Other income	(30)	(14)	—
Other expenses	11	18	17

Loss before income taxes	(2,821)	(2,632)	(1,642)
Benefit from income taxes	—	(1)	—
Net loss	$(2,821)	$(2,631)	$(1,642)

Net loss per common share attributable to common stockholders - basic:
From operations	$(0.44)	$(0.50)	$(0.45)

Weighted average shares of common stock outstanding:
Basic and diluted	6,437	5,312	3,612

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Cash Flows

(in thousands)
(unaudited)
	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Cash flows from operating activities:
Net loss	$(2,821)	$(2,631)	$(1,642)
Adjustments to reconcile net loss to net cash used in operating activities:
Other income	(30)	(14)	—
Gain on forgiveness of PPP loan	—	—	(801)
Depreciation	44	45	47
Stock-based compensation	44	42	140
Provision for doubtful accounts receivable	(9)	(4)	6
Provision for slow-moving and obsolete inventories	129	165	89
Provision for warranties	(30)	55	12
Amortization of loan discounts and origination fees	69	72	38
Changes in operating assets and liabilities (sources / (uses) of cash):
Accounts receivable	(83)	393	532
Inventories	370	(276)	(1,963)
Short-term deposits	12	170	12
Prepaid and other assets	20	788	4
Accounts payable	61	(341)	951
Accrued and other liabilities	(211)	(75)	(209)
Deferred revenue	(268)	266	1
Total adjustments	118	1,286	(1,141)
Net cash used in operating activities	(2,703)	(1,345)	(2,783)
Cash flows from investing activities:
Acquisitions of property and equipment	(35)	(132)	(109)
Net cash used in investing activities	(35)	(132)	(109)

(continued on next page)

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Cash Flows - continued

(in thousands)
(unaudited)
	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Cash flows from financing activities (sources / (uses) of cash):
Proceeds from the issuance of common stock and warrants	—	4,500	—
Proceeds from the exercise of warrants	—	274	527
Offering costs paid on the issuance of common stock and warrants	—	(499)	—
Principal payments under finance lease obligations	(1)	—	(1)
Proceeds from exercise of stock options and employee stock purchase plan purchases	—	21	—
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	—	—	(2)
Payments on the 2021 Streeterville note	(615)	—	—
Net proceeds (payments) from the credit line borrowings - Credit Facilities	897	(518)	1,080
Net cash provided by financing activities	281	3,778	1,604

Net (decrease) increase in cash and restricted cash	(2,457)	2,301	(1,288)
Cash and restricted cash, beginning of period	2,682	381	2,178
Cash and restricted cash, end of period	$225	$2,682	$890

Classification of cash and restricted cash:
Cash	$225	$2,682	$548
Restricted cash held in other assets	—	—	342
Cash and restricted cash	$225	$2,682	$890

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Sales by Product
(in thousands)
(unaudited)

	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net sales:
Commercial	$1,134	$1,169	$913
MMM products	927	1,236	1,724
Total net sales	$2,061	$2,405	$2,637

Non-GAAP Measures
In addition to the results in this release that are presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we provide certain non-GAAP measures, which present operating results on an adjusted basis. These non-GAAP measures are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, include:
•total availability, which we define as our ability on the period end date to access additional cash if necessary under our short-term credit facilities, plus the amount of cash on hand on that same date;
•adjusted EBITDA, which we define as net income (loss) before giving effect to restructuring expenses, financing charges, income taxes, non-cash depreciation, stock non-cash compensation, accrued incentive compensation, non-routine charges to other income or expense, and change in fair value of warrant liability; and
•adjusted gross margins, which we define as our gross profit margins during the period without the impact from excess and obsolete, in-transit and net realizable value inventory reserve movements that do not reflect current period inventory decisions.
We believe that our use of these non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies, and to assess liquidity, cash flow performance of the operations, and the product margins of our business relative to our U.S. GAAP results and relative to other companies in the industry by isolating the effects of certain items that do not have a current period impact. However, our presentation of these non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. Further, there are limitations on the use of these non-GAAP measures to compare our results to other companies within the industry because they are not necessarily standardized or comparable to similarly titled measures used by other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they form part of the basis for how our management team and Board of Directors evaluate our operating performance.
Total availability, adjusted EBITDA and adjusted gross margins do not represent cash generated from operating activities in accordance with U.S. GAAP, are not necessarily indicative of cash available to fund cash needs and are not intended to and should not be considered as alternatives to cash flow, net income and gross profit margins, respectively, computed in accordance with U.S. GAAP as measures of liquidity or operating performance. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are provided below for total availability, adjusted EBITDA and adjusted gross margins, respectively.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	As of
(in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Total borrowing capacity under credit facilities	$4,026	$4,042	$4,250
Less: Credit line borrowings, gross(1)	(3,175)	(2,279)	(3,561)
Excess availability under credit facilities(2)	851	1,763	689
Cash	225	2,682	548
Total availability(3)	$1,076	$4,445	$1,237
(1)Forms 10-Q and 10-K Balance Sheets reflect the Line of credit net of debt financing costs of $66, $109 and $123, respectively.
(2)Excess availability under credit facilities - represents difference between maximum borrowing capacity of credit facilities and actual borrowings
(3)Total availability - represents Company’s ‘access’ to cash if needed at point in time

	Three months ended
(in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Net loss	$(2,821)	$(2,631)	$(1,642)
Restructuring expense (recovery)	—	—	(19)
Net loss, excluding restructuring	(2,821)	(2,631)	(1,661)
Interest	184	272	127
Gain on forgiveness of PPP loan	—	—	(801)
Other income	(30)	(14)	—
Income tax benefit	—	(1)	—
Depreciation	44	45	47
Stock-based compensation	44	42	140
Other incentive compensation	(5)	68	118
Adjusted EBITDA	$(2,584)	$(2,219)	$(2,030)

	Three Months Ended
(in thousands)	March 31, 2022		December 31, 2021		March 31, 2021
	($)	(%)	($)	(%)	($)	(%)
Net sales	$2,061		$2,405		$2,637
Reported gross profit	(26)	(1.3)%	189	7.9%	553	21.0%
E&O, in-transit and net realizable value inventory reserve changes	129	6.3%	165	6.9%	89	3.4%
Adjusted gross margin	$103	5.0%	$354	14.7%	$642	24.3%

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877